SONOMA VALLEY BANK
                              CHIEF LENDING OFFICER
                               SEVERANCE AGREEMENT

     This SEVERANCE AGREEMENT (the "Agreement"), dated as of March 18, 2004, is made and entered into by and between Sonoma Valley Bank, a California Corporation (the "Company"), and Sean C. Cutting, (the "Executive").

     WHEREAS, this Agreement is being entered into in order to set forth the specific severance compensation that the Company agrees it will pay to the Executive if the Executive's employment with the Company terminates under certain circumstances described herein;

     NOW, THEREFORE, in consideration of the continued service of the Executive as the Chief Lending Officer of the Company, the mutual covenants and agreements contained in this Agreement, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Agreement to Provide Base Salary. In the event the Executive is, within 24 months following a Change in Control of the Company (as defined in Section 3 below) and during the Term of this Agreement (as defined in Section 7 below), actually terminated from his employment with the Company or constructively terminated from his employment with the Company, he shall receive in one lump sum cash payment in an amount equal to one year of his base salary at the time of such termination; provided that no benefit shall be payable hereunder if the Executive's employment is terminated by reason of any act or failure to act by the Executive which constitutes (i) gross malfeasance in the performance of his duties, (ii) fraud, deceit, theft or embezzlement against the Company that could reasonably subject the Executive to either civil or criminal liability, (iii) any act of personal dishonesty that is injurious to the Company, or (iv) disloyalty against the Company including without limitation aiding competitors of the Company. The Company, in its sole and absolute discretion, may pay the amount specified above to the Executive in 12 equal monthly installments.

     2. Base Salary. For purposes of this Agreement, the Executive's base salary at any time shall be equal to his regular annual salary without regard to any bonuses, incentive payments, cash or non-cash allowances or other fringe benefits.

     3. Change in Control For the purposes of this Agreement, a "Change in Control" means (i) the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, (ii) the approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities, or (iii) a liquidation or dissolution of the Company or of the sale of all or substantially all of the Company's assets.

     4. Constructive Termination. For purposes of this Agreement, the Executive shall be deemed to have been constructively terminated from his employment with the Company if he voluntarily terminates his employment within 24 months after a Change in Control and such termination occurs coincident with or after any of the following events (which event occurs within 24 months after a Change in Control), unless the Executive expressly acknowledges in writing that no constructive termination has taken place;

     (a) Any material diminution in the Executive's position, duties, titles, offices, responsibilities and status with the Company as they existed immediately prior to a Change in Control or the assignment to the Executive by the Company of any duties materially reduced therewith, or in derogation thereof;

     (b) A material diminution in the Executive's base salary in effect on the date of the Change in Control;

     (c) Any failure by the Company to continue in effect any benefit plan or arrangement or any material fringe benefit in which the Executive was participating immediately prior to a Change in Control, or to substitute and continue other plans providing the Executive with substantially similar benefits, or any action by the Company which would adversely affect the Executive's benefits under such benefit plan or arrangement or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control;

     (d) The Executive's relocation to a facility or a location more than thirty
(30) miles from the Executive's then present location at which he performed his duties prior to a Change in Control; or

     (e) Any material breach by the Company of any provision of this Agreement.

     5. Heirs and Successors.

     (a) Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession transaction shall automatically be a material breach of this Agreement. "Company" shall mean the Company as defined above and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided in this Section 5 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

     (b) Heirs of the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die after becoming entitled to the payment of benefits hereunder with any amount still payable to him, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's beneficiary, successor, devisees, legatees, or other designee or, if there be no such designee, to the Executive's estate. Until a contrary designation is made to the Company in writing, the Executive hereby designates as his beneficiary under this Agreement the person whose name appears below his signature on this Agreement. Notwithstanding the above, the Executive's beneficiary designation shall be deemed automatically revoked as to a named beneficiary if the beneficiary predeceases the Executive or if the Executive names a spouse as beneficiary, and the marriage is subsequently dissolved. Beneficiary designations received by the Company after the Executive's death shall not be taken into account.

     6. General Release. If the Executive is entitled to severance benefits pursuant to this Agreement, the Executive hereby agrees that all of his rights under section 1542 of the Civil Code of the State of California are hereby waived. Section 1542 provides as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     Notwithstanding the provisions of section 1542, if the Executive is entitled to severance benefits pursuant to this Agreement, the Executive hereby irrevocably and unconditionally releases and forever discharges the Company and all of its officers, agents, directors, supervisors, employees, representatives and their successors and assigns and all persons acting by, through, under or in concert with any of them from any and all charges, complaints, grievances, claims, actions, and liabilities of any kind (including attorneys' fees, interest, expenses and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as "Claims"), which the Executive has or may have in the future, arising out of the Executive's employment with the Company. All such Claims are forever barred by this Agreement and without regard to whether these Claims are based on any alleged breach of duty arising in contract or tort, any alleged employment discrimination or other unlawful discriminatory act, or any claim or cause of action regardless of the forum in which it may be brought, including without limitation, claims under the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1964, as amended, the Americans With Disability Act, the California Family Rights Act of 1991, the Federal Family and Medical Leave Act of 1993, the Vietnam Era Veterans Readjustment Assistance Act of 1974, the California Fair Employment and Housing Act, California Labor Code
section 132a, any allegation of wrongful termination and any claim arising out of Article 1, section 8 of the Constitution of the State of California.

     7. Term. The term of this Agreement shall be the period commencing March 18, 2004 and ending October 20, 2008; provided that the Company and the Executive may mutually agree in writing to extend such term.

     8. Not a Contract of Employment. The terms and conditions of this Agreement shall not be deemed to constitute a contract of employment between the Company and the Executive. Nothing in this Agreement shall be construed to entitle the Executive to any benefit hereunder if his employment is terminated prior to a Change in Control, and nothing in this Agreement shall be construed to interfere with the Company's right to discharge or discipline the Executive prior to a Change in Control.

     9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Sonoma County, California, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within ten
(10) days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration. In the event the parties cannot agree on such arbitrator within such ten (10) day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator's name and address within five (5) days after the end of such ten
(10) day period and the two arbitrators so selected shall select a third arbitrator within fifteen (15) days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party shall be the sole arbitrator of the dispute.

     Each party shall pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party, and the Company will pay the expenses of the jointly selected arbitrator. The decision of the arbitrator or a majority of the panel of arbitrators shall be binding upon the parties, and judgment in accordance with that decision may be entered in any court having jurisdiction thereover. The Executive and the Company agree not to initiate arbitration on a controversy or claim more than six (6) months after the event underlying the controversy or claim and to waive any statute of limitation to the contrary. Punitive damages shall not be awarded.

     10. Notice. For purposes of this Agreement, notices on all of the communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage pre-paid as follows. If to the Company: Sonoma Valley Bank, 202 West Napa Street, Sonoma, California 95476,
Attention: Chairman of the Board; and if to the Executive, at the address specified at the end of this Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     11. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     12.   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     13. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above-written.

SONOMA VALLEY BANK:                 EXECUTIVE:

By:


Print Name: __________________

Title:  _______________________


                                    (Address for Notice)












                                    (Designated Beneficiary)



                                    (Address and Social Security number of
                                    Beneficiary)